Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237331

152,641,473 Shares

Common Stock

This prospectus relates to the possible resale or other disposition, from time to time, of up to 152,641,473 shares of our common stock previously issued and issuable upon exercise of warrants to purchase shares of our common stock by the selling stockholders named in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” We have registered the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any shares of our common stock will be sold by any of the selling stockholders, and we cannot predict when or in what amounts any of the selling stockholders may sell any of our shares of common stock offered by this prospectus. The prices at which the selling stockholders may sell the shares of our common stock will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling stockholders, as described in more detail in this prospectus under “Private Placement and Related Transactions.”

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from any sale or disposition by the selling stockholders of the shares of our common stock covered by this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants will be exercised via cashless exercise to the extent provided for in the applicable warrant. In addition, we have agreed to pay all fees and expenses incident to our contractual obligations to register the shares of our common stock. The selling stockholders from time to time may offer and sell the shares of our common stock held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus under “Plan of Distribution.” No shares of our common stock may be sold without delivery of this prospectus describing the method and terms of the offering of such shares.

Our common stock trades on the Nasdaq Capital Market, or Nasdaq, under the symbol “MBII.” On March 26, 2020, the last reported sale price of our common stock on Nasdaq was $0.96 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. SEE “RISK FACTORS” ON PAGE 4 BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MARCH 30, 2020.

PROSPECTUS SUMMARY

This document is called a prospectus and is part of a registration statement that we have filed with the SEC. The selling stockholders named in this prospectus may sell up to 152,641,473 shares of our common stock previously issued and issuable upon exercise of warrants to purchase shares of our common stock from time to time.

This prospectus provides you with a general description of the securities we may offer. Each time the selling stockholders sell shares of our common stock, we or the selling stockholders will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by applicable law. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we or the selling stockholders make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before buying any shares of our common stock offered in this offering.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus is correct as of any date subsequent to the date of this prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus may involve estimates and assumptions, and these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of our common stock. See “Plan of Distribution” for more information.

For purposes of this prospectus, references to the terms “MBI,” “the Company,” “we,” “us” and “our” refer to Marrone Bio Innovations, Inc., together with its subsidiaries, unless the context otherwise requires.

Marrone Bio Innovations® and our logo are some of our trademarks used in this prospectus. This prospectus and the documents incorporated by reference herein also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

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Our Company

We strive to lead the sustainable agriculture movement through the discovery, development, production and promotion of effective, efficient and environmentally responsible biological products for pest management, plant nutrition and plant health. We target the major markets that use conventional chemical pesticides and fertilizers, where our biological products are used as alternatives for, or mixed with, conventional products. We also target new markets for which there are no available conventional chemical products or where the use of conventional chemical products may not be desirable (including for organically certified crops) or permissible either because of health and environmental concerns, or because the development of pest resistance has reduced the efficacy of conventional chemical pesticides.

Biological products for pest management (or crop protection) are referred to as biopesticides, or bioprotection products. Biological fertilizers and fertilizer enhancers are referred to as bionutrition products, and biological products for plant health are referred to as biostimulants. The United States Environmental Protection Agency (“EPA”) registers two major categories of biopesticides, including microbial pesticides, which contain a microorganism such as a bacterium or fungus as the active ingredient, and biochemical pesticides, which are naturally occurring substances such as pheromones that disrupt insect mating or plant extracts and fatty acids that inhibit feeding or stop development. Bioprotection products and biostimulants are both comprised of naturally occurring microorganisms, such as bacteria and fungi, biochemicals, such as humic acid and fulvic acids, and plant extracts, such as seaweed extract. Our product lines for crop protection are all EPA registered biopesticides. Our biostimulant and bionutrition product lines do not require federal registration and are more lightly regulated around the globe than bioprotection products.

We sell our products through distributors and other commercial partners to growers who use our bioprotection products to manage pests and plant diseases, our biostimulants to reduce crop stress and both our biostimulants and bionutrition products to increase yields and quality. Out of our Davis, California facilities we have developed and commercialized several patent-protected product lines based on various active ingredients, which we refer to herein as our Marrone products, including our Regalia product line (based on the active ingredient knotweed), for controlling plant disease and increasing plant health, our Grandevo and Venerate product lines (based on two new species of bacteria, Chromobacterium subtsugae and Burkholderia rinojensis), each for insect and mite control, our Majestene product line and its turf and ornamentals counterpart brand Zelto (based on the same active ingredient bacterium in Venerate), each for nematode control, and our Stargus product line (based on a new strain of Bacillus nakamurai), for downy mildew and white mold control and increased plant health. In addition, in 2019, we acquired the peroxyacetic acid-based plant health product lines Jet-Ag and Jet-Oxide from Jet Harvest Solutions and through our 2019 acquisition of Pro Farm Technologies OY (“Pro Farm”), we added to our portfolio bionutrition and biostimulant product lines, which we refer to herein as our Pro Farm products, including UBP and Foramin.

All our products can be used in both conventional and organic crop production. Historically, our bioprotection products have been primarily sold to growers of specialty crops such as grapes, tree fruit, fruiting and leafy vegetables, nuts, leafy greens, medicinal plant and hemp crops and turf and ornamentals. In recent years, selling seed treatments for row crops has become a strategic focus. In January 2017, we entered into a strategic collaboration with Albaugh, LLC (“Albaugh”), to bundle our Venerate product into a seed treatment platform, which expanded our reach to row crops, including cotton, soybeans, corn and wheat. In addition, we sell our Pro Farm products as a seed treatment for corn, soybeans, sunflower and canola, and are expanding our Pro Farm product platform for seed treatment globally.

In addition to our agricultural biological products for crop protection, plant nutrition and plant health, our Marrone products also include Zequanox, a pest management product line that we sell to the water treatment market. Zequanox selectively controls invasive mussels that cause significant infrastructure and ecological damage across a broad range of in-pipe and open-water applications, including hydroelectric and thermoelectric power generation, industrial applications and recreation. We continue to work with power and industrial plants to treat mussel infestations and have also received continued interest from government agencies to use Zequanox to assist in rehabilitating invasive mussel-infested Great Lakes ecosystems, including fishery habitats. As resources have necessitated our focus on our agricultural business, we are working on a strategy that will allow us to better monetize Zequanox and our algaecide water technologies.

We continue to execute on our strategic plan, which focuses our resources on improving and promoting our commercially available products, making accretive acquisitions that can accelerate our growth and revenues, advancing product candidates that are expected to have the greatest impact on near-term growth potential and expanding our international presence and international commercialization of our products. We also continue to focus on finding ways to reduce expenses, conserve cash and improve operating efficiencies, to extract greater value from our products and product pipeline and to improve our support of the global sustainability movement that is core to our cultural values.

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In connection with this strategy, in the past two years, we have invested in new headcount in sales and marketing, with increased focus on large growers in our top target crops, on-farm demonstrations, trainings and education on our products, while continuing to provide our product development staff with responsibility for technical sales support, field-trials and demonstrations to promote sales growth. Our research and development efforts are concentrated primarily on supporting existing commercial products with a focus on reducing cost of product revenues, further understanding the modes of action, enhancing product potency, supporting commercial manufacturing and improving formulations while also advancing a select list of pipeline products such as our herbicide and enhanced Majestene products under development.

Private Placements and Related Transactions

On February 5, 2018 and August 6, 2019, we entered into private placement transactions with certain selling stockholders, including Ospraie Ag Science LLC and Ardsley Partners Renewable Energy Fund, L.P., pursuant to which the selling stockholders acquired the common stock and shares issuable upon exercise of warrants to purchase common stock being registered hereunder. See “Private Placement and Related Transactions.”

Corporate Information

We were originally incorporated in the State of Delaware in June 2006 as Marrone Organic Innovations, Inc. Our principal executive offices are located at 1540 Drew Avenue, Davis, CA 95618. Our telephone number is (530) 750-2800. Our website address is www.marronebioinnovations.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports available free of charge on our website as soon as reasonably practicable after we file these reports with the Securities and Exchange Commission.

THE OFFERING

Securities to be Offered by the Selling Stockholders	Up to 152,641,473 shares of our common stock previously issued and issuable upon exercise of the warrants.

Use of Proceeds	All proceeds from the sale of the shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of our shares of common stock offered pursuant to this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants will be exercised via cashless exercise to the extent provided for in the applicable warrant. See the section entitled “Use of Proceeds” in this prospectus.

Risk Factors	You should read the section entitled “Risk Factors” in this prospectus for a discussion of the factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market Symbol	MBII

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RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD LOOKING INFORMATION

This prospectus and the documents we incorporate by reference in this prospectus include a number of forward-looking statements that involve many risks and uncertainties. Forward-looking statements may be identified by the use of the words “would”, “could”, “will”, “may”, “expect”, “believe”, “should”, “anticipate”, “outlook”, “if”, “future”, “intend”, “plan”, “estimate”, “predict”, “potential”, “targets”, “seek” or “continue” and similar words and phrases, including the negatives of these terms, or other variations of these terms, that denote future events. These forward-looking statements include: our plans to target our existing products or product variations for new markets and for new uses and applications; our plans and expectations with respect to growth in sales of our product lines; our ability and plans to develop, register and commercialize additional new product candidates and bring new products to market across multiple categories faster and at a lower cost than other developers of pest management products, including research, development and field trial plans; our expectations regarding registering new products and new formulations and expanded use labels for existing products; our belief that challenges facing the use of conventional chemical pesticides will continue to grow; our beliefs regarding the growth of markets for, and unmet demand for, bio-based products; our beliefs regarding market adoption of our products and our ability to compete in our target markets; our intention to maintain existing, and develop new, supply, sales and distribution channels and extend market access; expectations regarding potential future payments under strategic collaboration and development agreements; our plans and expectations relating to our debt agreements; management’s belief regarding our access to capital resources through equity offerings, debt financings, strategic collaborations or other means; our plans to grow our business while improving efficiency, including by focusing on a limited number of product candidates, taking measures to reduce expenses and expanding our sales and marketing team; our plans and expectations with respect to manufacturing and production; our plans to seek third-party collaborations to develop and commercialize more early stage product candidates; our intention to continue to devote significant resources toward our proprietary technology and research and development; our expectations that sales will be seasonal and the impact of weather-related conditions; our ability to protect our intellectual property in the United States and abroad; our beliefs regarding the effects of the outcome of certain legal matters; our anticipated impact of certain accounting pronouncements; our ability to use carryforwards; our expectations regarding market risk, including interest rate changes, foreign currency fluctuations and commodity price changes; our expectations with respect to future regulatory restrictions on competing products or product ingredients and our future expenditures, available cash and other financial and operating results. These statements reflect our current views with respect to future events and our potential financial performance and are subject to risks and uncertainties that could cause our actual results and financial position to differ materially and adversely from what is projected or implied in any forward-looking statements included in this prospectus or in the documents we incorporate by reference in this prospectus. These factors include, but are not limited to, the risks described under “Risk Factors” elsewhere in this prospectus and those discussed in other documents we file with the U.S. Securities and Exchange Commission. We make these forward-looking statements based upon information available on the date of this prospectus, and we have no obligation (and expressly disclaim any such obligation) to update or alter any forward-looking statements, whether as a result of new information or otherwise except as otherwise required by securities regulations.

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PRIVATE PLACEMENT AND RELATED TRANSACTIONS

On February 5, 2018, we issued to certain accredited investors, collectively referred to as the Buyers, an aggregate of 44,000,001 units, or Units, with each Unit purchased by a Buyer consisting of one share of our common stock, and one warrant to purchase one share of our common stock (such warrants collectively the “February 2018 Warrants”), which is immediately exercisable upon issuance until December 31, 2020, at an initial exercise price of $1.00, and each Unit purchased by the other Buyers consisting of one share of our common stock and one warrant to purchase 0.8 shares of our common stock, which is immediately exercisable upon issuance until December 31, 2020, at an initial exercise price of $1.00, for an aggregate purchase price of $30,000,000, including the conversion to Units of all aggregate principal amounts outstanding under a secured promissory note made by us to an affiliate of Ospraie Ag Science LLC (“Ospraie”), pursuant to a securities purchase agreement, dated as of December 15, 2017, or the Securities Purchase Agreement.

Also on February 5, 2018, we converted $35,000,000 aggregate principal amount of the Waddell Notes (as defined below) into an aggregate of 20,000,000 shares our common stock and 4,000,000 warrants to purchase shares of our common stock, which are immediately exercisable upon issuance until December 31, 2020, at an initial exercise price of $1.25, pursuant to an amendment, dated December 15, 2017, to the senior secured promissory notes, dated as of August 20, 2015, in an aggregate principal amount of $40,000,000, or the Waddell Notes, issued and sold to Ivy Science & Technology Fund, Waddell & Reed Advisors Science & Technology Fund and Ivy VIP Science & Technology, which we collectively refer to herein as Waddell. We refer to the foregoing conversion herein as the Waddell Debt Conversion.

Also on February 5, 2018, we converted $10,000,000 aggregate principal amount of indebtedness outstanding under the Snyder Loan Agreement (as defined below) into an aggregate of 5,714,285 shares of our common stock and 1,142,856 warrants to purchase shares of common stock, which are immediately exercisable upon issuance until December 31, 2020, at an initial exercise price of $1.25, pursuant to an amendment, dated December 15, 2017, to the loan agreement, dated as of October 2, 2012, or the Snyder Loan Agreement, between the Company and Gordon Snyder, an individual, as administrative agent to the lenders party thereto. We refer to the foregoing conversion herein as the Snyder Debt Conversion.

In addition, in connection with its role as exclusive placement agent and financial adviser with respect to the transactions contemplated by the Securities Purchase Agreement, National Securities Corporation, or NSC, and its designated affiliates received an aggregate of 800,000 shares of our common stock and warrants to purchase 2,017,143 shares of our common stock , which are exercisable beginning on the date that is six months after the closing date of the transactions described herein, or August 5, 2018, until December 31, 2020, at an initial exercise price of $1.00.

In connection with the foregoing transactions, we entered into a registration rights agreement, dated December 15, 2017, with the investors party thereto (the “2017 Registration Rights Agreement”). Pursuant to the 2017 Registration Rights Agreement, we were contractually obligated to file a registration statement registering the shares of our common stock previously issued and issuable upon exercise of the warrants to purchase shares of our common stock within 60 days after the closing date of the transactions described herein, or April 6, 2018, and to use reasonable best efforts to have this registration statement declared effective by August 6, 2018. In furtherance of the 2017 Registration Rights Agreement, we registered 119,007,618 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock on the Registration Statement on Form S-3 (File No. 333-224193) declared effective on May 25, 2018 (the “Previous Registration Statement”).

In addition, under the 2017 Registration Rights Agreement, the selling stockholders each agreed not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the shares of common stock issued in connection with the foregoing transactions until August 4, 2018, subject to customary exceptions for bona fide gifts and transfers to affiliates and certain trusts.

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In connection with the transactions contemplated by the Securities Purchase Agreement, we also entered into a Voting and Lock-up Agreement, dated as of February 5, 2018, with affiliates of Ospraie, or the Ospraie Group, affiliates of Waddell, or the Waddell Group, affiliates of Ardsley Advisory Partners, or Ardsley, and such group, the Ardsley Group, and Pamela G. Marrone, our Chief Executive Officer, which we refer to here in as the Voting and Lock-up Agreement.

Pursuant to the Voting and Lock-up Agreement, each party thereto agreed (i) for a period of 180 days following the date of such agreement (or until August 4, 2018) not to sell, transfer or otherwise dispose of their shares of our common stock and (ii) to vote their shares of our common stock in favor of two additional nominees to our board of directors as may designated by Ospraie at our 2018 annual meeting of stockholders, or the 2018 Annual Meeting, by written notice delivered no later than three business days prior to the date thereof. Please see “Relationships with Certain Selling Stockholders—Ospraie.”

On August 6, 2019, the Company entered into a warrant amendment and plan of reorganization agreement (“Warrant Reorganization Agreement”) with certain holders of the February 2018 Warrants. Pursuant to the Warrant Reorganization Agreement, the Company agreed to extend the expiration date under the February 2018 Warrants held by such holders from December 2020 to December 2021, and the holders agreed, at any time the Company’s stock trades above $1.00 and upon request by the Company, to exercise up to 36,600,000 shares under their respective February 2018 Warrants, in consideration for the delivery of (x) the shares subject to the February 2018 Warrants so exercised and (y) the delivery of new warrants (“August 2019 Warrants”) to purchase such additional number of shares of common stock equal to the amount of shares so exercised and delivered under February 2018 Warrants. Accordingly, up to a maximum of 36,600,000 new shares may be issued pursuant to the August 2019 Warrants, to the extent the Company exercises its rights to require exercise of the February 2018 Warrants. Each August 2019 Warrant issued under the Warrant Reorganization Agreement will have a term expiring on January 1, 2023, an exercise price of $1.75 per share, and will be first exercisable 180 days after issuance. The August 2019 Warrants will be exercisable in cash, provided that they may be exercised via net exercise if the Company does not have a registration statement registering the shares underlying the August 2019 Warrants effective as of June 30, 2020.

In connection with the Warrant Reorganization Agreement, we entered into a registration rights agreement with the investors party thereto (the “2019 Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the SEC no later than March 31, 2020 covering the resale of the common stock issuable upon exercise of the August 2019 Warrants and to maintain the effectiveness of the registration statement until the date upon which the shares of common stock issuable upon the exercise of the August 2019 Warrants held by the Investors cease to be registrable securities.

The warrants discussed above each contain weighted-average anti-dilution provisions providing that the applicable initial exercise prices will be adjusted in the event of certain dilutive issuances, including issuances or deemed issuances by us of shares of our common stock, options and convertible securities at prices less than the applicable initial exercise prices of the warrants described above, subject to certain exceptions. The warrants are also subject to standard proportional adjustments in the event of stock splits, stock dividends, recapitalizations or the like.

As of the date of this prospectus, 22,078,026 shares have been issued upon the exercise of February 2018 Warrants, 26,415,306 shares remain issuable upon the exercise of outstanding February 2018 Warrants, 36,600,000 shares remain issuable upon the exercise of outstanding August 2019 Warrants, and additional August 2019 Warrants for the purchase of 14,600,000 shares remain issuable in connection with future draws under Warrant Reorganization Agreement.

This registration statement is in satisfaction of the contractual obligations pursuant to the 2017 Registration Rights Agreement and 2019 Registration Rights Agreement to permit the selling stockholders to resell or otherwise dispose of the shares of our common stock previously issued and issuable upon exercise of the warrants to purchase shares of our common stock in the manner contemplated under “Plan of Distribution.”

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock previously issued and issuable upon exercise of the warrants to purchase shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. See “Selling Stockholders.”

We will, however, receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. We have also agreed to bear all fees and expenses incident to our obligation to register the shares of our common stock being offered by this prospectus.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Capital Market under the symbol “MBII.” The last reported sale price of our common stock on March 17, 2020 on the Nasdaq Capital Market was $0.88 per share. As of December 31, 2019, there were 80 stockholders of record of our common stock.

We have never declared or paid any cash dividend on our common stock. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued and issuable to the selling stockholders upon exercise of the warrants to purchase shares of our common stock. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement and Related Transactions” below. We have registered the shares of common stock in order to permit the selling stockholders to offer the shares for resale or other disposition from time to time. In addition to the ownership of the shares of our common stock and warrants to purchase shares of our common stock that is the subject of this prospectus, certain of the selling stockholders have had material relationships with us within the past three years as disclosed in this prospectus and described below under “Relationships with Certain Selling Stockholders.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of February 29, 2020, assuming exercise of the warrants held by the selling stockholders on that date.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the 2017 Registration Rights Agreement and the 2019 Registration Rights Agreement with the selling stockholders, as described below under “Private Placement and Related Transactions,” this prospectus generally covers the resale of at least the sum of (i) the maximum number of shares of common stock issued and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the August 2019 Warrants were issued in full and such warrants and the other outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the 2017 Registration Rights Agreement and the 2019 Registration Rights Agreement. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, and the fifth column sets forth the applicable percentages assuming such sale.

Unless otherwise noted below, the address of each selling stockholder listed on the table is c/o Marrone Bio Innovations, Inc., 1540 Drew Avenue, Davis, California 95618.

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percent of Shares of Common Stock Owned After Offering
Ospraie Ag Science LLC(1)	92,000,001	92,000,001	—	—
Entities affiliated with Waddell & Reed Financial, Inc.(2)	28,401,392	19,686,500	8,714,892	5.99%
Ardsley Partners Renewable Energy Fund, L.P.(3)	21,014,913	17,333,333	3,681,580	2.53%
Van Herk Investments B.V.(4)	10,545,480	10,545,480	—	—
National Securities Corporation(5)	1,872,344	1,872,344	—	—
Cindy Evans(6)	1,074,818	1,055,651	19,167	*
Ivan Saval(7)†	1,189,865	1,189,865	—	—
Lorna Pomeroy(8)	231,722	216,365	15,357	*
Danna J. Holmes Trust(9)	514,043	504,876	9,167	*
J&W Evans 2005 Revocable Trust(10)	514,042	504,876	9,166	*
Lloyd Family Security Trust fbo Lina Tans(11)	370,508	362,008	8,500	*
John and Wendy Evans Charitable Remainder Trust II(12)	375,183	367,183	8,000	*
John and Wendy Evans Revocable Trust(13)	431,797	424,097	7,700	*
Anne Berndt 2012 Grandchildren’s Trust UAD 10/01/12 Anne Berndt TTEE(14)	317,431	309,931	7,500	*
Dan and Danna Holmes Charitable Remainder Trust I(15)	334,503	328,003	6,500	*
Dan and Danna Holmes Charitable Remainder Trust II(16)	364,503	358,003	6,500	*
Cindy Evans Charitable Remainder Trust(17)	336,464	330,464	6,000	*
Evans Family Limited Partnership(18)	280,387	275,387	5,000	*
John and Wendy Evans Charitable Remainder Trust I(19)	224,310	220,310	4,000	*
Cindy Evans-Ezekiel 36:26 Foundation, The American Endowment Fund(20)	220,571	216,638	3,933	*
Holmes Family Foundation, The American Endowment Fund(21)	220,571	216,638	3,933	*
Evans Family Fund, Stanislaus Community Foundation(22)	40,040	36,106	3,934	*
Holmes 2004 Revocable Trust(23)	112,155	110,155	2,000	*
Frank and McHose 2013 Joint Revocable Trust(24)	112,155	110,155	2,000	*
Lina-Leneve Pomeroy Tans 2014 Family Trust for Adrian-John K Tans(25)	7,635	6,885	750	*
Lina-Leneve Pomeroy Tans 2014 Family Trust for Issue(26)	7,635	6,885	750	*
Nikhil Bhambi(27) †	33,806	33,806	—	—
Jonathan Rich(28) †	12,677	12,677	—	—
Vincent Calicchia(29) †	6,851	6,851	—	—

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* Less than 1%.

† The selling stockholder is an affiliate of a broker-dealer. The selling stockholder has represented to us that (1) he received the securities in the ordinary course of business and (2) at the time of the receipt of the securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address for the selling stockholder is c/o NSC, 200 Vesey Street, 25th Floor, New York, New York 10281.

(1) Includes 42,899,825 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 49,100,176 shares of our common stock, which are being registered under this prospectus. As reported in the Schedule 13D/A filed on March 6, 2020, Mr. Dwight Anderson is the Managing Member of Ospraie Ag Science LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of Ospraie Ag Science LLC. Ospraie Ag Science LLC disclaims any beneficial ownership in such securities. The address for each of Ospraie Ag Science LLC and Mr. Dwight Anderson is c/o Ospraie Management LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022.

(2) Includes (i) 4,000,000 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 19,686,500 shares of our common stock, which are being registered under this prospectus, as well as (ii) 4,714,892 other shares of our common stock held by the selling stockholders, which are not being registered under this prospectus. In addition, the “Number of Shares of Common Stock Owned Prior to Offering” column does not include 4,000,000 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock by funds managed by IICO (as defined below) on August 20, 2015, or the 2015 Warrants, which contain a limitation preventing holders thereof from exercising any portion of the 2015 Warrants to the extent that, after giving effect to such issuance after exercise, such holder would beneficially own any common stock in excess of 19.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance. However, after giving effect to the resale or other disposition of all shares of common stock covered by this prospectus by Waddell, the “Number of Shares of Common Stock Owned After Offering” column gives effect to the 2015 Warrants, which are also not being registered pursuant to this prospectus. As reported in the Schedule 13D/A filed on February 14, 2020, the securities reported on herein are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, or IICO, an investment advisory subsidiary of Waddell & Reed Financial, Inc., or WDR. The investment advisory contracts grant IICO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO or WDR, because of its control relationship to IICO, may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Act. The address of the entities is 6300 Lamar Avenue Overland Park, Kansas 66202.

(3) Includes (i) 7,460,831 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 9,872,502 shares of our common stock, which are being registered under this prospectus, as well as (ii) 3,681,580 other shares of our common stock held by the selling stockholders, which are not being registered under this prospectus. As reported in the Schedule 13D/A filed on February 7, 2020, the securities reported on herein are beneficially owned by one or more open-end investment companies or other managed accounts which are owned, advised or sub-advised by Ardsley Advisory Partners, Ardsley Partners I, Phillip J. Hempleman, Ardsley Partners Fund II, L.P., Ardsley Partners Advanced Healthcare Fund, L.P., Ardsley Partners Renewable Energy Fund, L.P. and Ardsley Duckdive Fund, L.P. The address for these entities is 262 Harbor Drive, 4th Floor, Stamford, Connecticut 06902.

(4) Includes 5,333,333 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 5,212,147 shares of our common stock, which are being registered under this prospectus. As reported in Schedule 13G/A filed on February 14, 2020, the securities reported on herein are beneficially owned by (i) Van Herk Investments B.V., a private company with limited liability incorporated under the laws of the Netherlands, or Van Herk, (ii) Van Herk Investments THI B.V., a private company with limited liability incorporated under the laws of the Netherlands, or VHIT; (iii) Van Herk Private Equity Investments B.V., a private company with limited liability incorporated under the laws of the Netherlands, or VHPI: (iv) Stichting Administratiekantoor Penulata, a foundation organized under the laws of the Netherlands, or Penulata; (v) Van Herk Management Services B.V., a private company with limited liability incorporated under the laws of the Netherlands, or VHMS; (vi) Onroerend Goed Beheer- en Beleggingsmaatschappij A. van Herk B.V., a private company with limited liability incorporated under the laws of the Netherlands, or OGBBA; (vii) A. van Herk Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands, or Holdings; (viii) Stichting Administratiekantoor Abchrys, a foundation organized under the laws of the Netherlands, or Abchrys; and (xi) Adrianus van Herk, or Mr. van Herk. Each of Mr. van Herk, VHIT, VHPI, Penulata, VHMS, OGBBA, Holdings and Abchrys disclaims beneficial ownership of the securities reported on herein. The address for these entities is Lichtenauerlaan 30, 3062ME, Rotterdam, The Netherlands.

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(5) Includes 1,340,644 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 531,700 shares of our common stock. NSC is a broker-dealer and served as our exclusive placement agent and financial advisor with respect to the transactions contemplated by the Securities Purchase Agreement. The address for NSC is 200 Vesey Street, 25th Floor, New York, New York 10281.

(6) Includes (i) 175,942 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 879,709 shares of our common stock, which are being registered under this prospectus, as well as (ii) 19,167 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus.

(7) Includes 876,509 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 313,356 shares of our common stock.

(8) Includes (i) 91,796 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock issued and 124,569 shares of our common stock, which are being registered under this prospectus, as well as (ii) 10,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock and 5,357 other shares of our common stock held by the selling stockholder, which are not being registered under this prospectus.

(9) Includes (i) 84,146 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 420,730 shares of our common stock, which are being registered under this prospectus, as well as (ii) 9,167 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Danna J. Holmes serves as trustee and has sole voting and dispositive power over its securities.

(10) Includes (i) 84,146 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 420,730 shares of our common stock, which are being registered under this prospectus, as well as (ii) 9,166 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. John H. Evans and Wendy J. Evans serve as co-trustees and have shared voting and dispositive power over its securities.

(11) Includes (i) 78,026 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 283,982 shares of our common stock, which are being registered under this prospectus, as well as (ii) 8,500 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Arthur W. Berndt serves as trustee and has sole voting and dispositive power over its securities.

(12) Includes (i) 73,437 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 293,746 shares of our common stock, which are being registered under this prospectus, as well as (ii) 8,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. John H. Evans and Wendy J. Evans serve as co-trustees and have shared voting and dispositive power over its securities.

(13) Includes (i) 70,683 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 353,414 shares of our common stock, which are being registered under this prospectus, as well as (ii) 7,700 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. John H. Evans and Wendy J. Evans serve as co-trustees and have shared voting and dispositive power over its securities.

(14) Includes (i) 68,847 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 241,084 shares of our common stock, which are being registered under this prospectus, as well as (ii) 7,500 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Arthur W. Berndt and David S. Sloan serve as co-trustees and have shared voting and dispositive power over its securities.

(15) Includes (i) 328,003 shares of our common stock, which are being registered under this prospectus, as well as (ii) 6,500 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Dan Holmes and Danna J. Holmes serve as co-trustees and have shared voting and dispositive power over its securities.

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(16) Includes (i) 59,667 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 298,336 shares of our common stock, which are being registered under this prospectus, as well as (ii) 6,500 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Dan Holmes and Danna J. Holmes serve as co-trustees and have shared voting and dispositive power over its securities.

(17) Includes (i) 55,077 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 275,387 shares of our common stock, both issued pursuant to the transactions described under “Private Placement and Related Transactions” and which are being registered under this prospectus, as well as (ii) 6,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Cindy Evans serves as trustee and has sole voting and dispositive power over its securities.

(18) Includes (i) 45,898 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 229,489 shares of our common stock, which are being registered under this prospectus, as well as (ii) 5,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Janet Pelton and Gordon Snyder serve as co-managers and have shared voting and dispositive power over its securities.

(19) Includes (i) 36,718 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 183,592 shares of our common stock, which are being registered under this prospectus, as well as (ii) 4,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. John H. Evans and Wendy J. Evans serve as co-trustees and have shared voting and dispositive power over its securities.

(20) Includes (i) 36,106 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 180,532 shares of our common stock, which are being registered under this prospectus, as well as (ii) 3,933 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Thomas J. Tobin, President and Chief Executive Officer of the endowment fund, has sole voting and dispositive power over its securities.

(21) Includes (i) 36,106 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 180,532 shares of our common stock, which are being registered under this prospectus, as well as (ii) 3,933 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Thomas J. Tobin, President and Chief Executive Officer of the endowment fund, has sole voting and dispositive power over its securities.

(22) Includes (i) 36,106 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock, which are being registered under this prospectus, as well as (ii) 3,934 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Marian Kaanon, Chief Executive Officer of the foundation, has sole voting and dispositive power over its securities.

(23) Includes (i) 18,359 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 91,796 shares of our common stock, which are being registered under this prospectus, as well as (ii) 2,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Dan Holmes and Danna J. Holmes serve as co-trustees and have shared voting and dispositive power over its securities.

(24) Includes (i) 110,155 shares of our common stock, which are being registered under this prospectus, as well as (ii) 2,000 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Kevin K. Frank and Caryn N. McHose serve as co-trustees and have shared voting and dispositive power over its securities.

(25) Includes (i) 6,885 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock, which are being registered under this prospectus, as well as (ii) 750 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Lorna P. Adley serves as trustee and has sole voting and dispositive power over its securities.

(26) Includes (i) 6,885 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock, which are being registered under this prospectus, as well as (ii) 750 shares of our common stock issuable upon exercise of other warrants to purchase shares of our common stock, which are not being registered under this prospectus. Lorna P. Adley serves as trustee and has sole voting and dispositive power over its securities.

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(27) Includes 24,206 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 9,600 shares of our common stock.

(28) Includes 9,077 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 3,600 shares of our common stock.

(29) Includes 6,051 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock and 800 shares of our common stock.

Relationship with Certain Selling Stockholders

Ospraie

On December 15, 2017, we entered into the Securities Purchase Agreement, pursuant to which Ospraie, among other investors, acquired the shares of common stock and shares issuable upon exercise of warrants to purchase common stock being registered hereunder. See “Private Placement and Related Transactions.” The Securities Purchase Agreement includes customary representations and warranties, indemnification and covenants, and we have also agreed under the Securities Purchase Agreement, among other things, to grant Ospraie certain rights, including the right to designate two new directors to our board of directors, which became effective as of February 5, 2018, and the right to designate two additional directors to our board of directors as Class II directors at our 2018 Annual Meeting.

As discussed under “Private Placement and Related Transactions,” we have also entered into the Voting and Lock-up Agreement with the parties thereto, including the Ospraie Group, in connection with the election of the two additional directors to our board of directors designated by Ospraie at our 2018 Annual Meeting.

On August 6, 2019, we entered into the Warrant Reorganization Agreement, pursuant to which Ospraie, among other investors, acquired the shares issuable upon exercise of warrants to purchase common stock being registered hereunder. See “Private Placement and Related Transactions.”

Ardsley

Prior to Ardsley’s purchase of 6,666,667 Units pursuant to the Securities Purchase Agreement (see “Private Placement and Related Transactions”), Ardsley was an existing holder of 3,681,580 shares of our common stock, which was purchased by Ardsley in April 2017 in connection with our underwritten public offering of shares of our common stock.

As discussed under “Private Placement and Related Transactions,” we have also entered into the Voting and Lock-up Agreement with the parties thereto, including the Ardsley Group, in connection with the election of the two additional directors to our board of directors designated by Ospraie at our 2018 Annual Meeting.

On August 6, 2019, we entered into the Warrant Reorganization Agreement, pursuant to which Ardsley, among other investors, acquired the shares issuable upon exercise of warrants to purchase common stock being registered hereunder. See “Private Placement and Related Transactions.”

Waddell

Prior to the Waddell Debt Conversion (see “Private Placement and Related Transactions”), Waddell was an existing holder of 4,714,192 shares of our common stock and an existing lender pursuant to the Waddell Notes, $35,000,000 aggregate principal amount of which was converted into an aggregate of 20,000,000 shares our common stock and 4,000,000 warrants to purchase shares of our common stock pursuant to the Waddell Debt Conversion.

As discussed under “Private Placement and Related Transactions,” we have also entered into the Voting and Lock-up Agreement with the parties thereto, including the Waddell Group, in connection with the election of the two additional directors to our board of directors designated by Ospraie at our 2018 Annual Meeting.

Lenders under Snyder Loan Agreement

Prior to the Snyder Debt Conversion (see “Private Placement and Related Transactions”), the lenders party to the Snyder Loan Agreement were existing lenders of an aggregate $12,450,000 in principal outstanding pursuant to the Snyder Loan Agreement and held warrants to purchase an aggregate of 124,500 shares of our common stock in connection with an amendment to the Snyder Loan Agreement.

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Van Herk

Prior to Van Herk’s purchase of 6,666,667 Units pursuant to the Securities Purchase Agreement (see “Private Placement and Related Transactions”), Mr. van Herk was an existing holder of 477,481 shares of our common stock.

NSC

In addition to acting as our exclusive placement agent and financial advisor with respect to the transactions contemplated by the Securities Purchase Agreement, NSC acted as sole underwriter for our public offering of 6,571,429 shares of common stock (including the exercise in full of NSC’s option to purchase additional shares) at a public offering price of $1.40 per share in April 2017 and received compensation in the form of underwriting discounts and commissions of $0.112 per share in connection therewith, such that NSC has received an aggregate of $796,000 and $1,555,000 in fees, underwriting discounts and commissions from us in 2017 and 2018 to date, respectively.

From time to time in the ordinary course of business, NSC and its respective affiliates has performed and may continue to perform various commercial banking, financial advisory, investment banking and other financial services for us, for which it will receive customary fees and reimbursement of expenses.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that the selling stockholders may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law, or DGCL, may also affect the terms of our common stock. While the terms we have summarized below will apply generally to any future common stock that the selling stockholders may offer, we will describe the particular terms of the offering in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any security offered under that prospectus supplement may differ from the terms we describe below.

Our amended and restated certificate of incorporation provides for one class of common stock. In addition, our amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 270,000,000 shares, all with a par value of $0.00001 per share, of which:

●	250,000,000 shares are designated as common stock; and

●	20,000,000 shares are designated as preferred stock.

As of February 29, 2020, we had outstanding 145,531,261 shares of common stock, held by 80 stockholders of record. As of February 29, 2020, we also had outstanding options to acquire 11.7 million shares of our common stock with a weighted average exercise price of $2.53 per share, as well as restricted stock units outstanding for the issuance of an aggregate of 2.4 million shares upon settlement held by current and former employees, directors and consultants. In addition, as of February 29, 2020, there were warrants outstanding for the purchase of an aggregate of 52.7 million shares of common stock with a weighted average exercise price of $1.34 per share. Further, as of February 29, 2020, 7.8 million shares of our common stock are available for issuance pursuant to awards made under the Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, as amended.

Voting Rights

Under our amended and restated certificate of incorporation, each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of our common stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding preferred stock, our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock.

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Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time. We have never paid cash dividends on our common stock. We do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as the board of directors deems relevant.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares of our common stock. All outstanding shares of our common stock are, and all shares of our common stock offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBII.”

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved preferred stock may enable our board of directors to issue shares of preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that holders of our common stock will receive dividend payments or payments upon liquidation.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders.

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Our amended and restated certificate of incorporation and amended and restated bylaws require a 66 2/3% stockholder vote for the removal of a director without cause or the rescission, alteration, amendment or repeal of the bylaws by stockholders, and our amended and restated bylaws require an 80% stockholder vote to amend the provisions of our bylaws relating to the election and classification of directors. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% and 80% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual stockholders meeting, including proposed nominations of persons for election to our board of directors. At an annual stockholders meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or otherwise properly brought before the meeting by our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary of the Company timely written notice, in proper form, of his or her intention to bring that business before the annual stockholders meeting. The amended and restated bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However our amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed.

Our amended and restated bylaws also provide that only our board of directors, the chairperson of the board or the President may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of the board or the President believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual stockholders meeting.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

We have adopted provisions in our certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Section 102(b)(7) of the DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

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Our certificate of incorporation and our bylaws provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

In addition, we have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

●	cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

PLAN OF DISTRIBUTION

We have registered the shares of common stock previously issued and issuable upon exercise of the warrants to purchase shares of our common stock to permit the resale of these shares of common stock by the holders thereof and holders of the shares of common stock and warrants from time to time after the date of this prospectus. We will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants will be exercised via cashless exercise to the extent provided for in the applicable warrant. Other than such exercise price, we will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over the counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $47,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Morrison & Foerster LLP of San Francisco, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in an applicable prospectus supplement.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We maintain a website at www.marronebioinnovations.com. Webcasts of presentations we make at certain conferences may also be available on our website from time to time. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only.

This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy from the SEC’s web site or our web site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 16, 2019;

●	Our Current Reports on Form 8-K filed on January 9, 2020 and March 11, 2020; and

●	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-36030), filed with the SEC on July 29, 2013, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Marrone Bio Innovations, Inc.

1540 Drew Avenue

Davis, California 95618

Attn: Pamela G. Marrone, Ph.D., Chief Executive Officer

(530) 750-2800

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

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152,641,473 Shares

PROSPECTUS

MARCH 30, 2020